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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Critical Path, Inc.


     We consent to the inclusion of our report dated March 5, 1999, except for
Note 9 which is as of August 31, 1999, relating to the balance sheets of Amplitude Software Corporation, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended, which report appears in the registration statement on Form S-4 (No. 333-92199) of Critical Path, Inc. dated December 6, 1999, and to the reference to our firm under the heading "Experts" in the registration statement.



                                            /s/ KPMG LLP


San Francisco, California
December 6, 1999